                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.  )*

                               Ashford.com, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   004093102
                                 (CUSIP Number)

                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ] Rule 13d-1(b)

 [ ] Rule 13d-1(c)

 [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 6
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  CUSIP NO. 004093102               13G                      Page 2 of 6 Pages
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--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James H. Whitcomb, Jr.
            Tax ID Number:  ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,147,250 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,147,250 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,147,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.74%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                     Page 3 of 6


ITEM 1(A).    NAME OF ISSUER

              Ashford.com, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              3800 Buffalo Speedway
              Suite 400
              Houston, Texas 77098

ITEM 2(A).    NAME OF PERSONS FILING

              This Statement is filed by James H. Whitcomb, Jr.

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE

              The address for Mr. Whitcomb is:

              516 Longwoods
              Houston, Texas 77024

ITEM 2(C)     CITIZENSHIP

              Mr. Whitcomb is a United States citizen.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

              Common Stock
              CUSIP # 004093102

ITEM 3.       Not Applicable

ITEM 4.       OWNERSHIP

              The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:
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                                                                     Page 4 of 6


              (a)  Amount beneficially owned:

                   3,147,250 shares.

              (b)  Percent of Class:

                   6.74%

              (c)  Number of shares as to which such person has:

                   (i)    Sole power to vote or to direct the vote:

                          3,147,250 shares.

                   (ii)   Shared power to vote or to direct the vote:

                          0 shares.

                   (iii)  Sole power to dispose or to direct the disposition of:

                          3,147,250 shares.

                   (iv) Shared power to dispose or to direct the disposition of:

                          0 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this Statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable
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                                                                     Page 5 of 6


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable
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                                                                     Page 6 of 6


                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001



                                         By: /s/ James H. Whitcomb, Jr.
                                           ----------------------------